SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

MOHAWK INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-1604305
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

160 South Industrial Blvd. Calhoun, Georgia	30701
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Floating Rate Notes due 2020	New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:

333-219716 and 333-219716-02

Securities registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

Mohawk Industries, Inc. (the “Company”) is filing this Form 8-A in connection with the listing of €300,000,000 aggregate principal amount of Mohawk Capital Finance S.A.’s (“Mohawk Finance”) Floating Rate Notes due 2020 (the “Notes”) on the New York Stock Exchange. Mohawk Finance is an indirect wholly-owned subsidiary of the Company that provides financing for the Company through the issuance of debt securities and Company has fully and unconditionally guaranteed the Notes on a senior unsecured basis.

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The title of the securities to be registered hereunder is “Floating Rate Notes due 2020.” For a description of the securities to be registered hereunder, reference is made to the information under the heading “Description of Notes” in the prospectus supplement, dated May 14, 2018, which was filed with the Securities and Exchange Commission (the “Commission”) on May 15, 2018 pursuant to Rule 424(b) under the Securities Act of 1933, and under the heading “Description of Debt Securities” in the prospectus dated September 1, 2017, contained in our effective registration statement on Form S-3, as amended by Post-Effective Amendment No. 1 thereto (File Nos. 333-219716 and 333-219716-02), filed with the Commission on September 1, 2017, which information is incorporated herein by reference and made part of this registration statement in its entirety.

ITEM 2.	EXHIBITS

Exhibit 4.1	Indenture, dated as of September 11, 2017, by and among Mohawk Capital Finance S.A., as issuer, Mohawk Industries, Inc., as parent guarantor and U.S. Bank National Association, as trustee — incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on September 11, 2017.

Exhibit 4.2	Second Supplemental Indenture, dated as of May 18, 2018, by and among Mohawk Capital Finance S.A., as issuer, Mohawk Industries, Inc., as parent guarantor, U.S. Bank National Association, as trustee, registrar and transfer agent and Elavon Financial Services DAC, UK Branch, as paying agent and calculation agent — incorporated herein by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on May 18, 2018.

Exhibit 4.3	Note for Floating Rate Notes due 2020 — incorporated herein by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed on May 18, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mohawk Industries, Inc.

	By:	/s/ R. David Patton
R. David Patton
Date: May 23, 2018		Vice President Business Strategy, General Counsel and Secretary